To Whom It May Concern:

We hereby consent to the use in the Annual Report of Greenfield Groves Inc. on Form 1-K pursuant to Regulation A that was filed on or about April 30, 2021, of our Report of Independent Registered Public Accounting Firm, dated April 30, 2021, on the balance sheets of Greenfield Groves Inc. as of December 31, 2020, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, which appear in such Annual Report.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC
(dba Pinnacle Accountancy Group of Utah)
Farmington, Utah
April 30, 2021

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K, of our report dated November 20, 2020, with respect to our audit of the balance sheet of Greenfield Groves Inc. (the “Company”) as of December 31, 2019, the related statements of operations and stockholders’ deficit, and of cash flows for the period from February 19, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ Hall & Company Certified Public Accountants and Consultants, Inc.
Irvine, California
April 30, 2021